UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014

DCB FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Ohio	0-22387	31-1469837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Riverbend Avenue, Lewis Center, Ohio 43035
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 657-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 1.01(a).

On January 10, 2014, The Delaware County Bank & Trust Company (the “Bank”), an Ohio-chartered bank headquartered in Lewis Center, Ohio, and a wholly-owned subsidiary of DCB Financial Corp (“DCBF”), a registered bank holding company, entered into a Branch Purchase and Assumption Agreement (the “Agreement”) with Merchants National Bank, a national bank headquartered in Hillsboro, Ohio (“Merchants”), pursuant to which Merchants will acquire certain assets and assume certain liabilities associated with the Bank’s Marysville City Gate branch office located at 181 N. Coleman’s Crossing Boulevard (the “Branch”). Pursuant to the Agreement, Merchants will assume an estimated $24.0 million in deposit liabilities and purchase $6.0 in loans related to the Branch.

At the closing of the transaction contemplated by the Agreement, Merchants will acquire all of the Bank’s right, title and interest in and to certain assets described in the Agreement, including (i) certain loans plus accrued interest (the “Loans”), (ii) overdrafts associated with deposit liabilities, (iii) real property (the “Real Property”) and related tangible personal property and service agreements (the “Fixed Assets”) located at the Branch, (iv) the cash on hand at the Branch, (v) safe deposit contracts and leases for the safe deposit boxes at the Branch (the “Safe Deposit Contracts”), (vi) certain books and records and (vii) all claims, causes of action and demands related to the assets sold and the liabilities assumed (collectively, the “Assets”). The Agreement also provides that Merchants will assume certain of the Bank’s liabilities, including (i) certain obligations or liabilities relating to the assumed deposits, (ii) all liabilities and obligations with respect to the Loans, (iii) all liabilities and obligations under Safe Deposit Contracts, (iv) deposit liabilities, plans and arrangements in connection with IRAs, (v) post-closing liabilities for taxes relating to the assets and expenses related to the operation of the Branch and (vi) the Bank’s duties, obligations and liabilities relating to Fixed Assets.

Under the Agreement, the purchase price for the Assets is computed as the sum of: (i) $1,500,000 representing the agreed upon value of the Real Property and Fixed Assets, (ii) the amount of petty, teller, ATM and vault cash and escrow balances maintained at the Branch, (iii) the amount of any prepaid expenses, (iv) the aggregate principal amount of the Loans and (v) a deposit premium equal to 2.0% of the greater of the average balance of all deposit liabilities at the Branch (a) for the thirty calendar days ending two days prior to the Closing Date, or, (b) for the thirty calendar days ending March 31, 2014, if the closing occurs after March 31, 2014, but excluding deposits of governmental agencies and subdivisions, brokered deposits and all deposits listed in the Agreement (the “Deposit Premium”). The Deposit Premium is not to exceed $540,000. The Bank will pay Merchants an amount equal to 100% of the deposit liabilities associated with the Branch. Due to operational restrictions, certain of the Loans will be transferred after the closing.

The Bank and Merchants have made customary representations, warranties, and covenants in the Agreement. The Bank and Merchants have also agreed to indemnify each other (subject to customary limitations) with respect to the transaction.

The closing of the Branch sale is subject to customary closing conditions and regulatory approval and is expected to occur by the end of March 2014.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference. A copy of a press release dated January 10, 2014 announcing the sale of the Branch is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished herewith:

Exhibit
Number	Exhibit Description

2.1	Branch Purchase and Assumption Agreement by and between The Delaware County Bank & Trust Company and Merchants National Bank dated January 10, 2014 (pursuant to Item 601(b)(2) of Regulation S-K the schedules and exhibits to this agreement have been omitted from this filing).

99.1	Press Release dated January 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DCB FINANCIAL CORP

Date: January 13, 2014
	By:	/s/ Ronald J. Seiffert
Ronald J. Seiffert
President and Chief Executive Officer